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                                                                    Exhibit 23.1


                         INDEPENDENT AUDITORS' CONSENT


The Board of Trustees
Security Capital Pacific Trust:

     We consent to incorporation by reference in the registration statements No. 33-86444 (Form S-3), No. 33-78402 (Form S-3), No. 33-71040 (Form S-3), No. 33-
44631 (Form S-3) and No. 33-25317 (Form S-8) of Security Capital Pacific Trust of our report dated January 31, 1996 except as to note 12, which is as of February 23, 1996, relating to the balance sheets of Security Capital Pacific Trust as of December 31, 1995 and 1994 and the related statements of earnings, shareholders' equity, and cash flows and related schedule for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-K/A No. 1 of Security Capital Pacific Trust.


                                           KPMG PEAT MARWICK LLP

El Paso, Texas
August 5, 1996